                                                                  EXHIBIT (A)(1)

                          OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SERIES A
                     JUNIOR PARTICIPATING PREFERRED STOCK)

                                      OF

                              WALBRO CORPORATION

                                      AT

                               $20 NET PER SHARE

                                      BY

                          TI AUTOMOTIVE SYSTEMS, INC.

                    AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                 TI GROUP PLC

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON JUNE 10, 1999, UNLESS THE OFFER IS EXTENDED.


  THE OFFER (AS DEFINED BELOW) IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN, (2) ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AND ANY EUROPEAN ANTITRUST LAWS APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (3) APPROVAL UNDER ANY APPLICABLE EUROPEAN ANTITRUST LAW HAVING BEEN OBTAINED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 15.

  THE BOARD OF DIRECTORS OF WALBRO CORPORATION HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER (AS DEFINED BELOW) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER) AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.
                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's common stock, par value $.50 per share (the "Common Stock") (including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and collectively with the Common Stock, the "Shares")) of Walbro Corporation should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined below), (2) follow the procedure for book-entry tender of Shares set forth in Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

  The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies.

                                ---------------

                     The Dealer Manager for the Offer is:

                          [LOGO] Warburg Dillon Read

                                ---------------

                     The date of this Offer to Purchase is
                                  May 4, 1999

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
Introduction..............................................................   1
 1. Terms of the Offer....................................................   2
 2. Acceptance for Payment and Payment for Shares.........................   4
 3. Procedure for Tendering Shares........................................   4
 4. Rights of Withdrawal..................................................   8
 5. Certain United States Federal Income Tax Consequences of the Offer....   8
 6. Price Range of Shares; Dividends......................................   9
 7. Effect of the Offer on the Market for the Shares; Stock Quotation,
    Margin Regulations and  Exchange Act Registration.....................  10
 8. Certain Information Concerning the Company............................  11
 9. Certain Information Concerning Purchaser and Parent...................  12
10. Background of the Offer; Contacts with the Company....................  17
11. Purpose of the Offer; Plans for the Company; the Merger...............  21
12. Merger Agreement......................................................  22
13. Rights Agreement......................................................  26
14. Source and Amount of Funds............................................  28
15. Certain Conditions of the Offer.......................................  28
16. Certain Legal Matters.................................................  30
17. Fees and Expenses.....................................................  33
18. Miscellaneous.........................................................  33
Schedule A
  Information Concerning the Directors and Executive Officers of Parent
   and Purchaser.......................................................... A-1

To the Holders of Shares of
 Walbro Corporation:

INTRODUCTION

  TI Automotive Systems, Inc., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of TI Group plc, a company organized under the laws of England and Wales ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.50 per share (the "Common Stock"), of Walbro Corporation, a Delaware corporation (the "Company"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of June 30, 1998, as amended April 27, 1999 (as amended, the "Rights Agreement"), between the Company and Harris Trust and Savings Bank (the Common Stock and the Rights together are referred to herein as the "Shares") at $20 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer (as defined below), being referred to herein as the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of the Dealer Manager, Citibank, N.A. (the "Depositary") and Innisfree M&A Incorporated
(the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN (THE "MINIMUM TENDER CONDITION"), (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), AND ANY EUROPEAN ANTITRUST LAWS APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND
(3) APPROVAL UNDER ANY APPLICABLE EUROPEAN ANTITRUST LAW HAVING BEEN OBTAINED (TOGETHER WITH (2), THE "ANTITRUST CONDITION"). CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 15.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER
(AS DEFINED BELOW) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER) AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

  Purpose of the Offer; The Proposed Merger. The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 27, 1999, as amended by the First Amendment thereto dated as of May 3, 1999, among the Company, Parent and Purchaser. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have Purchaser merged with and into the Company, pursuant to which each issued and outstanding Share (other than Shares held in the Company's treasury or beneficially owned by Parent or Purchaser or Shares, if any, that are held by stockholders ("Dissenting Stockholders") who properly exercise and perfect appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL")) shall, by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or the holder thereof, be converted into the right to receive, without interest, the Offer Price (the "Merger"). As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become an indirect wholly-owned subsidiary of Parent.

CERTAIN CONDITIONS TO THE OFFER

  Consummation of the Offer is subject to the fulfillment of a number of conditions, including the following:

  Minimum Tender Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION BEING SATISFIED. See Section 15. According to the Company, as of May 3, 1999 there were 8,688,294 Shares issued and outstanding, 969,600 Shares subject to issuance pursuant to the Company's stock option and incentive plans and 3,239,412 Shares subject to issuance upon the conversion of outstanding preferred securities of Walbro Capital Trust (the "Preferred Securities"). Based on the foregoing, Purchaser believes there are currently approximately 12,897,306 Shares outstanding on a fully diluted basis. Based on this information Purchaser believes that the Minimum Tender Condition would currently be satisfied if at least 6,448,654 Shares were validly tendered prior to the Expiration Date (as defined below) and not withdrawn.

  From and after the Effective Time (as defined below) each holder of Preferred Securities shall have the right to convert its Preferred Securities only into the amount of cash provided for by the terms of the Preferred Securities after giving effect to any adjustment in the conversion price provided for by such terms, which is $26.40 per Preferred Security.

  The Antitrust Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE ANTITRUST CONDITION BEING SATISFIED. The Offer is conditioned on the expiration or termination of any applicable waiting periods under the HSR Act (the "HSR Condition") and the granting of approval of the transactions contemplated by the Merger Agreement by the Commission of the European Union. For a more detailed description of certain time periods applicable to this condition, see Section 16.

  Certain other conditions to the Offer are described in Section 15.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.TERMS OF THE OFFER.

  Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment all Shares validly tendered on or prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 10, 1999, unless and until Purchaser shall, in its sole discretion (subject to the terms of the Merger Agreement), have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire.

  Rights are presently evidenced by the certificates for the Common Stock and the tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by Purchaser for the Rights. Prior to entering into the Merger Agreement, the Board of Directors of the Company authorized and the Company entered into an amendment to the Rights Agreement so that the execution of the Merger Agreement and any amendments thereto and the consummation of any of the transactions contemplated thereby will not cause
(i) Parent and/or Purchaser or their respective Affiliates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless the Merger Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Shares Acquisition Date, or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer or the Merger or other transactions contemplated by the Merger Agreement. In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depository of, among other things, Rights certificates, if such certificates have been distributed to stockholders.

  Subject to the terms of the Merger Agreement (see Section 12) and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable rules and regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion at any time or from time to time, (i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, or to terminate or amend the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment, or paid for, on the occurrence of any of the conditions specified in Section 15 and
(ii) to waive any condition (other than the Minimum Tender Condition) and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof; provided that Purchaser shall not amend or waive the Minimum Tender Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of Shares without the prior written consent of the Company; provided, however, that if on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the HSR Condition, Purchaser shall extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, Purchaser may extend the Offer two times for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

  If, prior to the Expiration Date, Purchaser (if previously approved by the Company in writing if required by the Merger Agreement) shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the satisfaction of the HSR Condition and
(ii) the Expiration Date. Parent filed a Notification and Report Form under the HSR Act on April 30, 1999 and, accordingly, unless earlier terminated or extended by a request for additional information, the waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on May 15, 1999. See Section 16. In addition, subject to applicable rules and regulations of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 15. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

3.PROCEDURE FOR TENDERING SHARES.

  Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  Pursuant to the Rights Agreement, until the close of business on the Distribution Date (as defined in Section 13), the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

  If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If a Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, Purchaser will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of Purchaser.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make a book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If a Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and a Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery of certificates for Rights to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares or Rights) of Shares and Rights tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

  (i) such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if a Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and
(c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights, pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 27, 1999. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders of Shares or Rights determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders of Shares or Rights or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

4.RIGHTS OF WITHDRAWAL.

  Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 2, 1999.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this
Section 4.

5.CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

  Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder's holding period in such Shares for Federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20%.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct

TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer or the Merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

  THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are traded on the NASDAQ Stock Market's National Market (the "NASDAQ/NMS") under the symbol "WALB". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the NASDAQ/NMS and the amount of cash dividends paid per share, based upon public sources:

                                                         COMPANY COMMON STOCK
                                                       -------------------------
                                                         SALES PRICE
                                                       ---------------   CASH
                                                        HIGH     LOW   DIVIDENDS
                                                       ------- ------- ---------
   CALENDAR YEAR
   1997
     First Quarter.................................... $19.125 $17.625   $0.10
     Second Quarter...................................  21.000  15.875    0.10
     Third Quarter....................................  23.906  20.000    0.10
     Fourth Quarter...................................  24.000  12.250    0.10
   1998
     First Quarter.................................... $15.750 $11.000   $0.00
     Second Quarter...................................  12.750   8.625    0.00
     Third Quarter....................................  12.938   7.500    0.00
     Fourth Quarter...................................   8.500   6.250    0.00
   1999
     First Quarter.................................... $10.844 $ 6.188   $0.00
     Second Quarter (through May 3)................... $19.688 $ 7.125   $0.00

  The Rights trade together with the Common Stock. On April 27, 1999, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the NASDAQ/NMS was $12.313 per Share. On May 3, 1999, the last full trading day prior to commencement of the Offer, the reported closing price on the NASDAQ/NMS was $19.625 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

  Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. The Shares are authorized for quotation on the NASDAQ/NMS. According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on the NASDAQ/NMS if, among other things, either (i) the number of Shares publicly held was less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held was less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $15,000,000, there were fewer than four registered and active market makers, and either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years did not exceed $50,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company's 1998 Annual Report, there were 1,024 holders of record of shares of Common Stock on February 23, 1999.

  If the Shares were to cease to be quoted on the NASDAQ/NMS, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ") or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Registration. The shares of Common Stock and associated Rights are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding shares of Common Stock and associated Rights are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Common Stock and associated Rights. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.
If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve

Board's list of "margin securities." Purchaser intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock and associated Rights as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Even if the registration of the shares of Common Stock and associated Rights under the Exchange Act is terminated, the Exchange Act requirement that the Company file periodic reports would remain applicable as long as its currently outstanding listed debt securities continue to be so listed on the NYSE and registered under the Exchange Act.

8.CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is a Delaware corporation with its principal executive offices located at 1227 Centre Road, Auburn Hills, Michigan 48326.

  The Company is a global leader in the design, development and manufacture of precision fuel storage and delivery systems and products for automotive and small engine markets worldwide. The Company manufactures plastic fuel tanks, fuel pumps, fuel modules, plastic fuel rails and fuel level sensors for sale to automotive original equipment manufacturers. Products manufactured for the small engine market include carburetors and ignitions for chain saws, outboard marine engines, two-wheeled vehicles, industrial engines and lawn and garden equipment, such as lawn mowers and weed trimmers.

  Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years as contained in the Company's 1998 Annual Report on Form 10-K (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to the Form 10-K and other documents and all of the financial information and notes contained therein. Copies of the Form 10-K and other documents may be examined at or obtained from the SEC in the manner set forth below.

                              WALBRO CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      1996     1997      1998
                                                    -------- --------  --------
                                                     YEAR ENDED DECEMBER 31,
From Continuing Operations:
 Net sales......................................... $585,389 $619,905  $677,990
 Cost of sales.....................................  488,134  538,751   571,992
 Income (loss) before extraordinary item...........   11,229  (36,627)    5,191
 Income (loss) per share before extraordinary item
  (basic and diluted)..............................     1.30    (4.23)     0.60
 Cash dividends per share..........................     0.40     0.40       --
                                                         AT DECEMBER 31,
 Working capital...................................   68,275   75,273    96,926
 Total assets......................................  589,649  610,593   648,667
 Long-term debt....................................  291,723  291,393   291,723
 Stockholders' equity..............................  137,733   69,866    77,556

  Parent has conducted due diligence reviews of the Company and has received certain non-public information from the Company pursuant to the terms of a confidentiality agreement dated January 7, 1999. The non-public information provided by the Company included certain projections of the Company's future operating performance showing net sales increasing to $754,300,000, $851,200,000 and $954,200,000, respectively, net income increasing to $11,800,000, $18,600,000 and $27,200,000, respectively, and diluted earnings per share increasing to $1.35, $1.95 and $2.69, respectively, in the years ending December 31, 1999, 2000 and 2001, respectively.

  The Company has advised Purchaser and Parent that it does not as a matter of course publicly disclose projections as to future revenues or earnings. The projections set forth above (the "Projections") were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included in the Offer to Purchase only because such information was made available to Parent. None of Parent, Purchaser, the Company or any of their financial advisors or any of their respective directors or officers assumes any responsibility for the accuracy of the Projections. The Company's independent auditors have not examined or compiled the Projections presented herein and, accordingly, assume no responsibility for them. In addition, because the estimates and assumptions, many of which are not set forth herein, underlying the Projections are inherently subject to significant economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond Parent's and the Company's control, there can be no assurance that the Projections will be realized at the times or in the amounts indicated. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than the Projections.

  Cautionary Statement Regarding Forward-Looking Information. Parent and Purchaser have identified the following important factors which could cause the Company's actual results to differ materially from the Projections: (i) the effect of changing technology, (ii) the dependence of the Company's growth prospects on a relatively small number of customers and (iii) the highly competitive nature of the industry which may adversely affect prices for fuel delivery system components and other aspects of the Company's businesses.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although neither Parent nor Purchaser has knowledge that would indicate that any statements contained herein based on such documents and records are untrue, neither Parent nor Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9.CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

  Purchaser is a Delaware corporation that was incorporated on April 23, 1999 and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is an indirect wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 375 Park Avenue, Suite 222, New York, New York 10152, and its telephone number at such address is (212) 319-3101.

  Parent was incorporated in England on July 2, 1919 and was re-registered as a public limited company on March 1, 1982. It operates under the Companies Act 1985. Listed on the London Stock Exchange, Parent is one of the world's leading specialized engineering companies. Headquartered in the United Kingdom, Parent operates on a global basis and employs over 35,000 people at more than 400 manufacturing and customer service facilities in over 45 countries.

  Parent's strategy is to be an international engineering group concentrating on specialized engineering businesses operating in selected niches on a global basis. Key businesses must be able to command positions of sustainable technological and market share leadership, have a high knowledge and service content, and be able to anticipate and meet customers' needs.

  Implementation of this focused strategy since 1986 has led to the creation of four world leading businesses and has involved considerable corporate activity, including some 45 major acquisitions and over 30 disposals. Over this period, Parent's market capitalization has grown from $450 million in 1986 to $4.0 billion today.

  Parent's four world leading businesses are John Crane (engineered sealing systems), Forsheda (engineered elastomer seals), Bundy (fluid carrying systems) and Dowty (aerospace systems). Parent's sales revenue in 1998 was $3.5 billion, of which 45% was from North America, 27% from Continental Europe, 20% from the United Kingdom and 8% from the rest of the world.

  In North America, Parent employs over 14,000 people in more than 120 manufacturing and customer service facilities across the United States, Canada and Mexico. Parent's sales revenue in North America in 1998 was approximately $1.5 billion.

  The principal executive offices of Parent are located at 50 Curzon Street, London, England W1Y 7PN, and its telephone number at such address is 011-44-171-560-5700.

  The name, citizenship, business address, present principal occupation and five-year employment history of each of the directors and executive officers of Purchaser and Parent are set forth in Schedule A hereto.

  Except as described herein with respect to the Offer and the Merger, neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

  Except as described herein with respect to the Offer and the Merger, neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 12, there have been no contacts, negotiations or transactions since January 1, 1996 between Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Although not required to continue their employment with the Company, the Company has advised Parent that it believes that certain members of the Company's senior management team intend to continue with the Surviving Corporation after consummation of the Merger. Neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1996 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

  Parent is not subject to the information reporting requirements of the Exchange Act, and, accordingly does not file reports or other information with the SEC relating to its business, financial condition and other matters.

  The following selected consolidated financial data relating to Parent and its subsidiaries for Parent's last three fiscal years have been extracted or derived from the audited consolidated financial statements contained in

Parent's annual reports to its shareholders for 1997 and 1998, which have been filed as Exhibits (g)(1) and (g)(2) to the Statement on Schedule 14D-1 with respect to the Offer filed by Purchaser and Parent with the SEC and the summary below is qualified by reference to such information which may be inspected and obtained at the office of the SEC as set forth in Section 8. All the financial information and related notes contained therein are incorporated herein by reference. The selected financial data are stated in pounds sterling. On May 3, 1999, the noon buying rates in New York indicated that one pound sterling equaled 1.6083 U.S. dollars.

  Parent's consolidated financial statements are prepared in British pounds sterling in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which principles and policies are described in the "Accounting Policies" section and the notes to the consolidated financial statements contained in the aforementioned annual reports. UK GAAP are not the same as generally accepted accounting principles in the United States ("US GAAP"). See the information set forth below under the heading "Summary of Certain Significant Differences Between UK GAAP and US GAAP" for a description of generic differences between UK GAAP and US GAAP which may affect the reported consolidated net income and/or consolidated shareholders' equity of Parent. Parent, however, believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of Parent to obtain sufficient funds to pay for Shares to be acquired pursuant to the Offer and to repay any funds which have been borrowed for such purpose.

                                  TI GROUP PLC

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                   1996             1997             1998
                              ---------------  ---------------  ---------------
                                             (POUNDS STERLING
                              EXCEPT PER SHARE DATA) YEAR ENDED DECEMBER 31,
CONSOLIDATED PROFIT AND LOSS
 DATA
Turnover (sales) including
 share of joint ventures....  (Pounds)1,756.6  (Pounds)1,870.4  (Pounds)2,168.1
                              ---------------  ---------------  ---------------
Profit before interest,
 goodwill amortization, ex-
 ceptional items and taxa-
 tion.......................            219.7            237.0            265.3
Interest....................             (8.6)           (14.5)           (26.7)
                              ---------------  ---------------  ---------------
Profit on ordinary activi-
 ties before goodwill, amor-
 tization, exceptional items
 and taxation...............  (Pounds)  211.1  (Pounds)  222.5  (Pounds)  238.6
                              ---------------  ---------------  ---------------
Earnings per share, before
 goodwill, amortization and
 exceptional items (pence)..             30.0p            32.0p            34.3p
                              ===============  ===============  ===============
                                              AT DECEMBER 31,
CONSOLIDATED BALANCE SHEET
 DATA
Fixed assets:
  Intangible assets--good-
   will.....................              --               --             524.1
  Tangible assets (property,
   plant and equipment).....            342.7            361.6            478.8
  Investments...............             43.3             38.4             11.1
                              ---------------  ---------------  ---------------
                                        386.0            400.0          1,014.0
Net current assets..........            396.1            425.0            398.1
                              ---------------  ---------------  ---------------
Total assets less current
 liabilities................            782.1            825.0          1,412.1
Creditors falling due after
 more than one year (includ-
 ing long term debt) and
 provisions for liabilities
 and charges................           (446.4)          (421.0)          (805.6)
                              ===============  ===============  ===============
Total shareholders' funds...            335.7            404.0            606.5
                              ===============  ===============  ===============

    SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US GAAP

  The differences between UK GAAP and US GAAP involve both methods for measuring the amounts shown in the financial statements, as well as certain additional disclosures which are required by US GAAP. The generic differences which are significant and may affect the reported consolidated net income and/or the consolidated shareholders' equity of Parent are set out below. Parent has not undertaken an exercise to quantify the potential impact of these differences.

  Purchase accounting adjustments

  (i) Goodwill

    In accordance with UK GAAP prior to January 1, 1998, Parent wrote off goodwill, being the excess of the fair value of consideration over the fair values of the separately identifiable tangible and intangible net assets acquired, directly to reserves in the year of acquisition. From January 1, 1998, under UK GAAP, goodwill arising from acquisitions is to be capitalized in sterling and amortized over its estimated economic useful life, a period not to exceed 20 years, unless the goodwill is regarded as having an indefinite useful life and can meet certain ongoing criteria, in which case it is not amortized. Parent has amortized goodwill arising on acquisitions subsequent to January 1, 1998 on a straight-line basis over 20 years. Under US GAAP, goodwill is denominated in currency, capitalized and amortized over its expected economic useful life, not to exceed 40 years.

    Under UK GAAP, the profit or loss on the sale of a subsidiary or business recorded in the consolidated profit and loss account is determined after taking into account the goodwill previously written off to reserves for acquisitions prior to January 1, 1998 or the unamortized capitalized goodwill for acquisitions since January 1, 1998. Under US GAAP the profit or loss is determined after taking account of any unamortized goodwill.

  (ii) Inventory

    Under UK GAAP, where there is no ready market for a category of inventory, which includes most manufactured inventory, the current cost to the acquired company of reproducing the inventory is taken to represent fair value.

    Under US GAAP, the fair value of purchased (Work in Process and Finished Goods) inventory is represented as the selling price less the costs to complete the manufacturing and selling of the associated inventory, as well as an appropriate profit margin on the manufacturing and selling efforts.

  (iii) Other purchase accounting adjustments

    UK GAAP requires an estimate of the fair value of any deferred contingent consideration to be included as part of the purchase consideration at the date of the acquisition. US GAAP requires the contingent consideration to be resolved and the actual amount to be determinable before it is recognized as a component of consideration and included as part of goodwill.

    UK GAAP does not attribute a value to the stock options an acquiring company may give employees of an acquired business as a result of an acquisition as part of the fair value of consideration for the acquisition. Under US GAAP, these options would be included as purchase consideration at their intrinsic value on the date of acquisition.

  Stock based compensation. Under UK GAAP, the cost of options granted under Save As You Earn schemes (at a discount of up to 20% to the market price) and Executive Share Option schemes (no discount to the market price), are not required to be charged against profits.

  Under US GAAP, certain option schemes are regarded as employee compensation and the inherent cost of awards under these schemes, being the difference between the quoted market price of the stock at the date when the number of shares of stock is known (the date the performance conditions are satisfied) and the exercise price of the option, is accrued over the vesting period of the grants.

  Pensions and Other Post Retirement Benefits. Under UK GAAP, the cost of providing pension and other post-retirement benefits is determined using long-term actuarial assumptions and consistent methods and is expensed over the average expected service lives of eligible employees. Variations from the regular pension cost arising from, for example, experience deficiencies or surpluses, are charged or credited to the income statement over the expected average remaining service lives of current employees in the schemes.

  Under US GAAP, employee pension and other post-retirement benefit costs are determined using a prescribed actuarial method, valuing pension scheme assets annually at market values and assessing liabilities based on current interest rates. US GAAP also provides for the deferral of actuarial gains and losses (in excess of a specified corridor) that result from changes in assumptions or actual experience differing from that assumed, and for the prospective amortization of costs related to changes in the benefit plan, as well as the obligation resulting from the transition.

  Derivative financial instruments. Under UK GAAP, gains or losses on forward foreign currency contracts that hedge anticipated transactions are deferred and recognized at the time of the transactions. US GAAP only permits deferral of gains or losses on forward foreign currency contracts that hedge firm commitments.

  Employee share ownership trusts. Under UK GAAP, shares in Parent that are held by the TI Group Employee Share Ownership Trust are recorded as fixed asset investments at cost less amounts written off. Under US GAAP, these shares would be recorded as a deduction from shareholders' equity as they are regarded as treasury shares.

  Dividends. Under UK GAAP, ordinary share dividends paid and proposed are shown on the face of the profit and loss account as an appropriation of the current year's earnings. Proposed dividends are provided on the recommendation of the directors of Parent and are subject to subsequent approval by shareholders. Under US GAAP, dividends are recorded in the period in which they are approved by shareholders.

  Deferred income taxes. Under UK GAAP, a deferred taxation provision or asset is recorded under the liability method to the extent that it is probable that such taxation will crystallize within the foreseeable future, except that deferred taxation on pension and other post-retirement balances is recognized in full.

  Under US GAAP, deferred tax is provided for on a full liability basis with deferred tax assets or liabilities being recognized for all differences between the financial and tax basis of assets and liabilities. Valuation allowances are provided against all deferred tax assets to the extent that their realization is not more likely than not.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  In April 1998, Sir Christopher Lewinton, Chairman of the Board of Directors of Parent, approached Lambert Althaver, the then Chairman and Chief Executive Officer of the Company, regarding a possible combination between Parent and the Company. Sir Christopher subsequently wrote to Mr. Althaver to outline a non-binding proposal to commence discussions to acquire the Company at $24 per Share. On April 17, 1998, Mr. Althaver resigned his position as Chairman and Chief Executive Officer and was replaced by Frank E. Bauchiero. On April 20, 1998, Mr. Bauchiero wrote back to Sir Christopher to reject the approach, stating that the Company "is in good position to pursue its strategy independently". Following receipt of Mr. Bauchiero's letter, Sir Christopher wrote to Mr. Bauchiero and to each of the other directors of the Company requesting an opportunity for him and William J. Laule, Chief Executive Officer of Parent, to meet with the Board of Directors of the Company to explain Parent's proposal in detail. No such meeting took place.

  In June and July 1998, Sir Christopher and Mr. Bauchiero met in New York and Detroit, respectively, to discuss the possibility of cooperative opportunities for the two companies. No decisions were reached or actions taken as a result of these meetings.

  During the Fall of 1998, the Board of Directors of the Company met to examine the impact of short term and long term trends in the automobile manufacturing and automobile component industries and the Company's short and long term projected financial outlook. After these meetings the Board of Directors authorized Mr. Bauchiero to pursue strategic alternatives, including a possible sale of the Company. In October 1998, the Company engaged Salomon Smith Barney Inc. ("Salomon Smith Barney") to act as its financial advisor and to assist the Company in its review of strategic alternatives. On November 3, 1998 the Company met with its legal and financial advisors to discuss potential strategic alternatives, including a possible business combination, and the timing of such alternatives.

  In November 1998, at the direction of the Company, representatives of Salomon Smith Barney contacted representatives of Warburg Dillon Read LLC ("Warburg Dillon Read"), the financial advisor to Parent, and informed them that the Board of Directors of the Company was considering various options available to the Company and that a selected group of interested parties would be approached regarding their possible interest in acquiring the Company. Following consultations with Parent, Warburg Dillon Read confirmed to Salomon Smith Barney that Parent was interested in participating in such process.

  On January 7, 1999, Parent signed a confidentiality agreement and thereafter received an information memorandum and certain other information regarding the Company. During February 1999 representatives of Parent conducted a due diligence review of the Company and members of senior management of the Company met with representatives of Parent to discuss business issues and the structure and timing of a potential business combination.

  On March 1, 1999, Sir Christopher wrote to Mr. Bauchiero to identify a number of areas in relation to which Parent needed additional due diligence information before it could consider making any proposal to the Board of Directors of the Company. The parties suspended negotiations shortly thereafter primarily as a result of disagreement with respect to the price and terms of a potential transaction. On March 3, 1999, Parent's Board of Directors determined that Parent was not in a position to pursue the possible acquisition of the Company at that time as its representatives had not been able to complete due diligence to Parent's satisfaction and had not received certain financial information it deemed necessary. Also on March 3, 1999, Sir Christopher sent a letter to Mr. Bauchiero restating Parent's position that it was unable to proceed with the transaction based on the foregoing. Thereafter, during March 1999, Mr. Bauchiero and Sir Christopher met or talked by telephone on numerous occasions to resume discussions regarding a business combination transaction.

  After further review of the Company's financial information and further due diligence, Sir Christopher and Mr. Laule wrote a letter to Mr. Bauchiero on March 19, 1999, informing Mr. Bauchiero that Parent was not prepared to proceed at a price which would likely be attractive to the Company.

  On March 22, 1999, Sir Christopher, Mr. Laule and Mr. Bauchiero met to further discuss the possibility of a business combination. On March 23, 1999, Sir Christopher wrote a letter to Mr. Bauchiero expressing Parent's desire to structure a transaction acceptable to both parties and made a conditional offer to purchase the assets of the fuel delivery systems business from the Company. Mr. Bauchiero contacted Sir Christopher in response and indicated that the Board of Directors of the Company preferred to pursue the sale of the entire Company. After further discussions internally and with Warburg Dillon Read, and after receiving, among other things, assurances from Mr. Bauchiero regarding the ability to obtain the desired consents from the Company's joint venture partners, on April 5, 1999, Parent made a formal offer to purchase the Company by the following letter to Mr. Bauchiero from Sir Christopher:

  April 5, 1999
  Mr. Frank Bauchiero
  Walbro Corporation
  1227 Centre Road
  Auburn Hills, Michigan 48326

  Dear Mr. Bauchiero:

    TI Group plc ("TI") is pleased to submit this offer to Walbro's Board of Directors to acquire Walbro Corporation ("Walbro" or the "Company") in a transaction in which a wholly owned subsidiary of TI will make a cash tender offer for all the outstanding common stock of the Company at $20 per share in cash (the "Consideration"), to be followed by a merger in which all remaining shares of common stock will be converted into the right to receive the Consideration. This offer extends to all options validly exercisable prior to expiration of the offer and is based on the currently outstanding number of common shares of approximately 8.7 million and 0.8 million shares underlying existing options; the total consideration will not be increased to take into account any further shares or rights to shares that may be issued prior to completion.

    A mark-up of the draft Agreement and Plan of Merger (the "Agreement") indicating TI's proposed changes will be sent tomorrow by courier. Subject to finalization of the disclosure letter and any consequent required amendments to the Agreement, TI would be prepared to sign the Agreement as submitted. Our offer is not subject to any financing contingency and is capable of being met from existing cash resources and committed credit facilities.

    Entering into the Agreement will be conditional upon TI accomplishing the following three objectives which we have discussed and which should be achievable, under the direction of Bill Laule and you, in a two week period beginning on April 8:

    1. Information must be readily available for review by TI's senior management covering the key contracts, including price and cost information, to confirm the profit and cash flow projections of Walbro's businesses. It is important we review these issues in face-to-face meetings between the senior management of Walbro and TI in Detroit and Europe as needed. Our team is prepared to begin these meetings on April 8, and continue through to April 16 to cover all issues if necessary. At least one representative of our team would like to visit your plants in Cass City and Caro, Michigan during this two-week period.

    2. Our second objective requires the prior receipt of irrevocable written consents satisfactory to TI from Walbro's principal joint venture partners to TI's acquisition of Walbro, and confirmation that Walbro's current ownership position in, and rights under, its material joint ventures will be unaffected by the acquisition. Such consents, or contract revisions if required, will also need to permit TI to integrate the combined fuel systems businesses of Bundy and Walbro in order to derive the full benefits of the combination of the businesses and to meet the needs of our customers on a global basis. We would expect to meet as soon as possible with the joint venture partners and the management of the joint ventures in Detroit, Italy and Japan to assure ourselves of this. Our team is prepared to proceed as soon as your office can schedule these meetings.

    3. It is important that we reach agreement on the continuity of Walbro's management, and assure ourselves that key members of your management will remain with the business on terms acceptable to all parties.

    It is our expectation that TI will be granted a reasonable period of exclusivity to complete the process. We have assumed that you will approve going forward with this process on Wednesday, April 7. This offer will expire at close of business on April 8 Eastern Daylight Time unless exclusivity is received. During such a period of exclusivity we would expect to complete these objectives referenced above and resolve any other outstanding issues. We believe that this should be achievable in a two week period if our respective teams work together to achieve this goal.

    Although this offer is made with the full knowledge of the Board of Directors of TI, entering into the definitive Agreement will be subject to the final approval of TI's Board at its meeting on April 21. The target date for a public announcement would be around April 28. The offer is also contingent upon the expiration of certain waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, European anti-trust authority approval, the approval of any other necessary governmental authorities, satisfaction of the Minimum Condition as defined in the Agreement and other customary conditions as set out therein. For planning purposes, we would target completion around the end of May.

  This offer is submitted to you on a confidential basis and may not be shared by the Company or its advisors with any other party without our prior written consent. The offer will terminate in the event of unauthorized disclosure by you or your advisors. By accepting this offer, Walbro also agrees to confer with TI prior to any public announcement concerning the fact or circumstances of our discussions.

  We and our advisors are prepared to meet with you and your advisors immediately to move towards expeditious completion of definitive documentation for this transaction.

  Key contacts are: [Omitted]

  To ensure the due diligence process is a success and there are no communication problems, Bill Laule will base himself in Detroit as of Thursday, April 8, and will be based there until April 15/16. This will enable Bill to start discussions with you and jointly lead this process with you and resolve any problems in "real time". To enable this to be achieved we need to be given the "go ahead" by Wednesday, April 7. Bill will provisionally plan a working supper with you on the 8th in Detroit and will telephone you to confirm on Wednesday, the 7th.

  We very much appreciate the courtesies and cooperation we have received from the Company during the course of our review and remain enthusiastic about the opportunities offered by this transaction. We are convinced that the combination of Walbro and TI will provide the opportunity to accelerate Walbro's growth, provide significant career opportunities for you management and employees, and create a world class fuel systems business to serve our global customers. We look forward to hearing from you and to working with you towards a rapid and successful conclusion of this transaction.

Yours sincerely,

Sir Christopher Lewinton

  On April 7, 1999, at the direction of the Company, representatives of Salomon Smith Barney contacted representatives of Warburg Dillon Read to indicate that the Company wished to proceed with Parent's proposal and to inquire what additional information regarding the Company Parent required.

  On April 13 and 14, 1999, representatives of Parent met or had telephonic conferences with representatives of the Company to conduct further due diligence, to discuss the terms of the transactions to be proposed to their respective boards of directors and to negotiate definitive transaction documents. Contacts between the representatives of Parent and the Company, and certain of Company's joint venture partners, continued over the next two weeks.

  On April 19, 1999 the Board of Directors of the Company met in Chicago to discuss the current state of negotiations with Parent. At this meeting, Salomon Smith Barney presented an overview of the automotive OEM (i.e. Original Equipment Manufacturing) component industry. Also at this meeting Katten Muchin & Zavis, counsel to the Company, presented a draft of the Merger Agreement, discussed its terms, conditions and timing and discussed the issues for which no agreement had been reached with Parent. Representatives from Katten Muchin & Zavis also advised the members of the Company's Board of Directors of their fiduciary obligations in considering a potential business combination transaction. Subsequent to these presentations the Board of Directors discussed the proposed transaction and certain open issues pertaining thereto. After such discussion, the Board of Directors directed senior management to continue negotiations with Parent and to attempt to resolve the remaining open issues. On Wednesday, April 21, Parent's Board of Directors met and approved in principle the transaction, subject to the completion of the negotiation of an acceptable definitive acquisition agreement, receipt of satisfactory consents from certain of the Company's joint venture partners and final approval from a committee of the Board of Directors consisting of Sir Christopher, Mr. Laule and Martin D. Angle.

  On April 24, 1999 the parties and their respective advisors met in London, England to negotiate the terms of the Merger Agreement, which negotiations continued until the early morning on April 25, 1999.

  On April 26, 1999, the Company's Board of Directors held a telephonic meeting, during which Mr. Bauchiero briefed the Board of Directors on the current status of the negotiations and the Board of Directors held a discussion regarding certain unresolved issues. Subsequent to this telephonic Board of Directors meeting, the Company and Parent and their respective representatives held a telephonic conference call to discuss certain unresolved issues, authorization of the Merger Agreement and the transactions contemplated thereby, and the timing of the announcement of the Merger.

  During the early evening of April 27, 1999 the Company's Board of Directors held a telephonic meeting during which Mr. Bauchiero briefed the Board of Directors on what had taken place since the previous meeting. At this meeting, Salomon Smith Barney made a financial presentation and delivered to the Board of Directors its opinion as to the fairness, from a financial point of view, of the $20 per Share cash consideration to be received in the Offer and Merger by holders of Shares (other than Parent and its affiliates). The Company's counsel reviewed the terms of the Merger Agreement and reminded the members of the Board of Directors of their fiduciary duties as previously described at the meeting held on April 19, 1999. The Board of Directors asked senior management and the advisers a number of questions regarding the terms, conditions and timing of the proposed transaction. After a discussion, the Board of Directors unanimously approved, among other things, the Merger Agreement and the transactions contemplated thereby. Following completion of this meeting, the parties entered into the Merger Agreement.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

  Purpose. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

  Plans for the Company. Parent currently intends that the Surviving Corporation will remain an indirect wholly-owned subsidiary of Parent and that the Surviving Corporation's businesses will become part of the TI Automotive Systems Group, of which the Surviving Corporation and Bundy Corporation will be the key businesses.

  The Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consideration of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) is generally required to approve the Merger. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Tender Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. In addition, the Company's Restated Articles of Incorporation provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Shares (the "Supermajority Provision") would be required to approve the Merger unless the Merger is approved by a majority of the Company's Disinterested Directors. For the purposes of the Supermajority Provision, "Disinterested Directors" generally means any member of the Company's Board of Directors (and certain successors thereto) who is unaffiliated with Purchaser or Parent, or any affiliates thereof, and who was a member of the Company's Board of Directors prior to the time that Purchaser became an Interested Stockholder. For the purposes of the Supermajority Provision, "Interested Stockholder" means, among other things, a person who owns 15% or more of the Shares directly or indirectly or which the person or any of its affiliates or associates has the right to acquire pursuant to any agreement, arrangement or understanding. If the stockholders of the Company tender, and Purchaser pays for, at least 15% of the Shares pursuant to the Offer, Purchaser would be an Interested Stockholder and would need to satisfy the Supermajority Provision. However, because at least a majority of the Company's Disinterested Directors have approved the Merger, the Supermajority Provision does not apply. The foregoing discussion is a summary of the relevant portions of the Company's Restated Articles of Incorporation and is by nature not complete and is qualified in its entirety to the relevant portions of the Company's Restated Articles of Incorporation.

  If Purchaser acquires over 50% of the outstanding Shares pursuant to the Offer, it will have the vote necessary under the DGCL and the Company's Restated Certificate of Incorporation to approve the Merger. Under the DGCL, if Purchaser owns at least 90% of the outstanding Shares, Purchaser could effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company. Therefore, if at least approximately 7,819,465 Shares (or such greater number as may be necessary if options are exercised or Preferred Securities are converted) are acquired pursuant to the Offer or otherwise, Purchaser will be able to and intends to effect the Merger without a meeting of holders of Shares.

12. THE MERGER AGREEMENT.

  The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Purchaser will be merged with and into the Company. Upon consummation of the Merger (the "Effective Time"), each then outstanding Share (other than Shares held in the Company's treasury or Shares beneficially owned by Parent or Purchaser or Shares that are held by Dissenting Stockholders), shall, by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or the holder thereof, be converted into the right to receive, without interest, the Offer Price.

  Conditions to the Merger. The obligations of the Company, Purchaser and Parent to effect the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including (i) the purchase by Purchaser, Parent or their affiliates of Shares pursuant to the Offer, (ii) the receipt of stockholder approval, if required, (iii) that no statute, rule or regulation shall have been enacted or promulgated by any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency (each, a "Governmental Entity") which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger, and (iv) that clearance from the appropriate agencies pursuant to the HSR Act shall have been obtained or the waiting period thereby shall have expired or been terminated.

  Termination of the Merger Agreement. According to its terms, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company. In addition the Merger Agreement may be terminated by either Parent or the Company if (i) (x) the Offer shall have expired without any Shares being purchased therein or (y) Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by September 30, 1999; provided that the right to terminate the Merger Agreement under (x) or (y) is not available to any party whose failure to fulfill any obligation under the Merger Agreement is the cause of, or resulted in, the failure of Parent or Purchaser to purchase the Shares pursuant to the Offer on or prior to such date or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or Merger and such order, decree, ruling or other action shall have become final and non-appealable. The Merger Agreement may be terminated by Parent if, among other things, (i) prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement (with certain exceptions) which (A) would give rise to the failure of one of the conditions to the Offer which requires the truth or performance thereof as of certain specified dates and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; (ii) if there has been a material breach of the provisions of the Merger Agreement described below under "- Acquisition Proposal" which, if capable of being cured, has not been cured within 10 days; or (iii) if the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board of Directors of the Company has approved or recommended any Acquisition Transaction (as defined below) or the Company shall have entered into any agreement or agreement in principle with respect to any Acquisition Transaction. The Merger Agreement may be terminated by the Company, among other reasons, upon execution by it of a definitive agreement for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or with respect to the acquisition of beneficial ownership of all or any significant part of the assets or capital stock of the Company (an "Acquisition Transaction") that the

Board of Directors of the Company shall have decided to recommend to the Company's stockholders after it has reasonably concluded, after consultation with its outside independent legal counsel and a nationally recognized investment bank, that such transaction is more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger and that its failure to make such recommendation and terminate the Merger Agreement could violate its fiduciary duties under applicable law (a "Superior Proposal") provided (A) it has complied with all provisions of the Merger Agreement governing conduct of the Company with respect to offers or proposals for Acquisition Transactions, including the notice provisions therein, (B) that it has paid or made arrangement reasonably satisfactory to Parent to pay promptly (and in any event within five (5) business days of the termination of the Merger Agreement) the Termination Expenses (as defined below) and (C) it shall have provided to Parent at least five business days' prior written notice that the Board of Directors intends to terminate the Merger Agreement, specifying the material terms and conditions of such Acquisition Transaction. In connection with the foregoing, the Company agreed in the Merger Agreement that it will (X) not enter into a binding agreement with respect to an Acquisition Transaction until at least the sixth business day after it has provided the notice to Parent required by the Merger Agreement, (Y) consider in good faith any offer made by Parent during that period, and (Z) notify Parent promptly if its intention to enter into such an agreement shall change at any time after such notification. The Company may also terminate the Merger Agreement if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Purchaser, as applicable.

  Fees and Expenses. The Company shall immediately pay to Parent (x) the amount of $11.0 million and (y) all actual documented out-of-pocket expenses reasonably incurred by Parent and Purchaser in connection with the Merger Agreement and the Merger in an amount not to exceed $2.0 million (the "Termination Expenses") if the Merger Agreement is terminated: (1) by the Company if it executes an agreement for an Acquisition Transaction that it has decided to recommend to the Company's stockholders after it has concluded that such transaction constitutes a Superior Proposal, (2) by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction or (ii) the Company shall have entered into any agreement or agreement in principle with respect to any Acquisition Transaction, if within six (6) months after such termination an Acquisition Transaction shall be consummated or (3) by either the Company or Parent (if such party is entitled to terminate the Merger Agreement pursuant to the terms thereof) if (i) the Offer shall have expired without any Shares being purchased therein or (ii) Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by September 30, 1999 and (a) within six (6) months thereafter there shall be publicly announced another Acquisition Transaction or prior thereto any person shall have acquired beneficial ownership of at least 30% of the outstanding Shares (the "Termination Date") and (b) an Acquisition Transaction shall be consummated prior to the Termination Date or any person shall have acquired beneficial ownership of at least 30% of the outstanding Shares, as the case may be. In the event that the Merger Agreement is terminated by Parent due to a breach by the Company of the provisions described below under "- Acquisition Proposal", the Company shall immediately pay Parent the Termination Expenses. In the event that the Company becomes obligated to make the payment described in the preceding sentence and another Acquisition Transaction is consummated within six (6) months after termination by Parent, the Company shall also pay to Parent the amount of $11.0 million. The Company shall immediately pay to Parent the Termination Expenses if the Merger Agreement is terminated by Parent due to breach of any representation, warranty, covenant or other agreement by the Company which cannot be or has not been cured within 30 days of notice thereof if the breach thereof is due solely to the Company's intentional or bad faith acts. Upon receipt of such payments, Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, the Merger Agreement other than in the case of termination by Parent as described in the preceding sentence. If the Company fails to promptly pay such amount, and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for the fee set forth above, the Company shall pay to Parent or Purchaser its reasonable cost and expenses (including reasonable attorneys' fees) in connection with such suit.

  Amendment of the Merger Agreement. Subject to the applicable provisions of the DGCL and the Merger Agreement, the Merger Agreement may be amended by action taken by the Company, Parent and Purchaser at any time prior to the Effective Time.

  Treatment of Convertible Preferred Securities and Options. The Merger Agreement provides that each holder of an outstanding option, warrant or commitment to purchase any capital stock or other equity interest of the Company (other than holders of the Preferred Securities) (each, an "Option") shall be entitled to receive at or after the Effective Time, upon surrender of such option for cancellation, cash equal to the positive difference, if any, between the Offer Price less the exercise price of each such Option multiplied by the number of Shares covered by such Option. Notwithstanding the foregoing, from and after the Effective Time each holder of Preferred Securities shall have the right to convert its Preferred Securities only into the amount of cash provided for by the terms of the Preferred Securities after giving effect to any adjustment in the conversion price provided for by such terms, which amount is $26.40 per Preferred Security. Upon the consummation of the Merger, Parent will cause to be delivered to each holder of Preferred Securities the notice required by the terms of the indenture related thereto.

  Indemnification of Officers and Directors. The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect the Company's existing directors' and officers' liability insurance for a period of six years after the Effective Time; provided the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies, provided that such substitution may not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided further that the Surviving Corporation is not required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain the required insurance, it is required to obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. The Merger Agreement also provides that, after the Effective Time, Parent will indemnify each present and former director or officer of the Company and each of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments, fines or amounts that are paid in settlement as a result of or in connection with any threatened or actual action, suit or proceeding based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to, the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent a corporation is permitted to do so under the DGCL and to the fullest extent provided in the by-laws or Certificate of Incorporation of the Company and its subsidiaries in effect on the date of the Merger Agreement.

  Treatment of Employee Benefits. Parent has agreed in the Merger Agreement that, as soon as administratively practicable after the Effective Time, it will cause all employees of the Company then actually at work to be covered under employee benefit and fringe benefit plans that are no less favorable than those that Parent maintains for its similarly situated employees. Parent has also agreed that the Company will honor all obligations under employee benefit plans and all employment agreements entered into by the Company prior to the date of the Merger Agreement.

  Composition of the Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall upon request of Purchaser, promptly either increase the size of its Board of Directors or secure the resignation of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors on each committee of the Company's Board of Directors. Parent is required to use its best efforts to cause the Company to have at least one independent director until the Effective Time, including, but not limited to, retaining one of the Company's current directors.

  Acquisition Proposal. The Company has agreed that neither it nor any of its affiliates nor any of their respective directors, officers, employees, agents or representatives shall, directly or indirectly, solicit or initiate or knowingly facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to an Acquisition Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, or which may cause the Board of Directors of the Company to withdraw, modify or amend its recommendation that the Company's stockholders accept the Offer, tender their Shares to Purchaser or approve and adopt the Merger Agreement and the Merger; provided, however, that the Company may, in response to a bona fide unsolicited proposal from a third party regarding an Acquisition Transaction, (x) furnish information to and engage in discussions and negotiations with such third party (subject to such third party entering into a confidentiality agreement with the Company containing terms substantially similar to the Confidentiality Agreement between the Company and Parent), but only if the Board of Directors of the Company reasonably determines in good faith, after consultation with its outside independent counsel and a nationally recognized investment bank, that such unsolicited proposal could reasonably lead to a Superior Proposal and that failing to take such action could violate the Board's fiduciary duties under applicable law and (y) take and disclose to the Company's stockholders any proposal, and make related filings with the SEC, as required by Rule 14e-3 and 14d-9 under the Exchange Act.

  Covenants, Representations and Warranties. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such holder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Delaware Court of Chancery may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Offer Price in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of such holder's demand for appraisal and acceptance of the Merger.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

13. RIGHTS AGREEMENT.

  Set forth below is a summary description of the Rights as filed with the Company's Registration Statement on Form 8-A dated July 8, 1998 relating to the Rights:

  On June 24, 1998, the Board of Directors of the Company declared a dividend of one Right for each outstanding share of Common Stock. The dividend was payable on July 17, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (each, a "Preferred Share"), of the Company at a price of $45 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

  The description and terms of the Rights are set forth in a Rights Agreement, dated as of June 30, 1998, as amended April 27, 1999 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

  Until the earlier of (i) the close of business on the tenth day after the first public announcement by the Company or an Acquiring Person (as defined below) that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock (other than the Company, its majority-owned subsidiaries, and certain other related persons ("Excluded Persons")) (an "Acquiring Person") (with certain exceptions), or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by such person or group (other than by Excluded Persons) of 15% or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the Common Stock certificates, will be transferable only by the transfer of the Common Stock associated with such Rights and any transfer of the Common Stock (including a transfer to the Company) will constitute a transfer of the associated Rights.

  Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Stock, will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on June 30, 2008 (the "Rights Expiration Date"), unless the Rights Expiration Date is extended or unless the Rights are redeemed earlier by the Company, in each case, as described below.

  If a person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than those described in the next sentence) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. All Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be void.

  At any time after the first date of public announcement by the Company or an Acquiring Person than an Acquiring Person has become such (a "Shares Acquisition Date"), if (i) the Company is the surviving corporation in a merger with any other company or entity, (ii) the Company is acquired in a merger or other business combination transaction, (iii) 50% or more of the Company's consolidated assets or earning power are sold or (iv) an Acquiring Person engages in certain "self-dealing" transactions with the Company, each holder of an outstanding Right (other than those whose Rights have become void) will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the surviving or acquiring company or the Acquiring Person, as the case may be, which at the time of such transaction will have a market value of two times the Purchase Price of such Right.

  At any time after a person or group becomes an Acquiring Person (other than Excluded Persons), the Board of Directors of the Company may exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, without any additional payment, for Common Stock at an exchange ratio of one share of Common Stock (or of a share of a class or series of the Company's preferred shares having equivalent rights, preferences and privileges), per Right (subject to adjustment). The foregoing right of exchange shall not be available at any time after any person or group and their affiliates and associates (other than Excluded Persons) becomes the beneficial owner of 50% or more of the Common Stock.

  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  At any time prior to the time that any person or group becomes an Acquiring Person, the Board of Directors of the Company may redeem all, but not less than all, of the Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions, as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Any of the provisions of the Rights may be amended by the Board of Directors of the Company prior to the time that any person or group becomes an Acquiring Person. After the time that any person or group becomes an Acquiring Person, the provisions of the Rights Agreement may be amended by the Board in order to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Pursuant to the Merger Agreement, on April 27, 1999, the Company amended the Rights Agreement to provide that (x) the execution of the Merger Agreement and any amendment thereto and the consummation of the transactions contemplated thereby will not cause (i) Parent and/or Purchaser or their respective Affiliates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless the Merger Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Shares Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Merger or other transactions contemplated by the Merger Agreement.

  Copies of the Merger Agreement have been filed as Exhibits to the Schedule 14D-1 filed by Parent with the SEC and, along with the Rights Agreement, are available for inspection and copying at the principal office of the SEC in the manner set forth in Section 8. The foregoing descriptions of these documents are qualified in their entireties by reference to such documents.

14. SOURCE AND AMOUNT OF FUNDS.

  Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (assuming the exercise of all outstanding options and the conversion of all of the Preferred Securities) (other than those already owned by Parent) pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $264,000,000. Purchaser will obtain these funds from existing cash resources or from borrowings pursuant to the (Pounds)630,000,000 revolving credit facility dated April 27, 1998, as supplemented on June 23, 1998 (as supplemented, the "Credit Facility Agreement") among Parent, TI International Holdings Ltd, and ABN AMRO Bank N.V., Citibank, N.A. and Midland Bank plc as Arrangers, HSBC Investment Bank plc as Agent and certain other financial institutions named therein. The Credit Facility Agreement includes a five year sterling denominated multicurrency revolving credit facility up to the amount of (Pounds)315,000,000 ("Facility A") and a 364 day sterling denominated multicurrency revolving credit facility up to the amount of (Pounds)315,000,000 ("Facility B"). Each Facility bears interest at a rate per annum equal to LIBOR plus a margin equal to .25% plus, in the case the loan is made in Sterling, the cost imputed to the banks making such loan in compliance with the Mandatory Cost Rate requirements of the Bank of England calculated pursuant to the terms of the Credit Facility Agreement. The Credit Facility Agreement contains certain financial covenants which require Parent to maintain specified (i) profit before interest to net borrowing costs ratios and (ii) maximum leverage ratios. The Credit Facility Agreement also contains certain restrictions on, among other things, (i) encumbrances, (ii) disposal of assets and (iii) indebtedness of subsidiaries. Pursuant to the terms of the Credit Facility Agreement, conditions precedent to Parent obtaining funding include that there can be no default existing or resulting from the making of the loan and that certain representations and warranties of Parent must be correct.

  It is anticipated that the indebtedness incurred by Parent under the Credit Facility Agreement will be repaid by funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries), through additional borrowings, or through a combination of such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

15. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or returned tendered Shares promptly after termination or withdrawal of the Offer), and may terminate or amend the Offer as to any Shares not then paid for if (i) any applicable waiting period under the HSR Act or any applicable European antitrust law has not expired or terminated, (ii) approval under any applicable European antitrust law has not been obtained, (iii) the Minimum Tender Condition has not been satisfied or (iv) at any time on or after April 27, 1999 and before the time of acceptance for payment of any such Shares, any of the following events shall have occurred:

  (a) there shall be pending any action, suit, investigation or proceeding by any Governmental Entity before any court or governmental authority or agency,

    (i) seeking to make illegal, or otherwise directly or indirectly restrain or prohibit the making of the Offer, or the acceptance for payment or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger or seeking to obtain material damages in connection with the transactions contemplated by the Merger Agreement;

    (ii) seeking to restrain, prohibit or terminate the Company's or, as a result of the transactions contemplated by the Merger Agreement, Parent's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operation, as such business or operations are currently conducted, of the Company and its subsidiaries or of Parent and its subsidiaries, as the case may be, or to compel the Company or, as a result of the transactions contemplated by the Merger Agreement, Parent or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets that are material to the business or operations, as such business or operations are currently conducted, of the Company and its subsidiaries or of Parent and its subsidiaries;

    (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Company Common Stock, including, without limitation, the right to vote any shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders;

    (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Company Common Stock;

  (b) there shall be in effect any judgment, decree or order of any court or Governmental Entity, domestic or foreign, or any other legal restraint that:

    (i) makes illegal, or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger or that imposes or would impose upon the Company or Parent or any of their respective subsidiaries or affiliates material damages in connection with the transactions contemplated by the Merger Agreement;

    (ii) restrains, prohibits or terminates the Company's or, as a result of the transactions contemplated by the Merger Agreement, Parent's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operation, as such business or operations are currently conducted, of the Company and its subsidiaries or of Parent and its subsidiaries, as the case may be, or compels the Company or, as a result of the transactions contemplated by the Merger Agreement, Parent or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets that are material to the business or operations, as such business or operations are currently conducted, of the Company and its subsidiaries or of Parent and its subsidiaries;

    (iii) imposes limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Company Common Stock, including, without limitation, the right to vote any shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders; or

    (iv) requires divestiture by Parent or any of its subsidiaries or affiliates of any Company Common Stock; or

  (c) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or issued or applicable to the Offer or the Merger, on behalf of a Governmental Entity, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

  (d) there shall have occurred any events or state of circumstances after April 27, 1999 which, either individually or in the aggregate, would have a material adverse affect on the Company; or

  (e) (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, approved or recommended any Acquisition Transaction, or (ii) the Company shall have entered into any agreement or agreement in principle with respect to any Acquisition Transaction; or

  (f) any of the representations or warranties of the Company set forth in the Merger Agreement that is qualified by materiality or material adverse affect shall not be true or any of the representations or warranties of the Company set forth in the Merger Agreement that is not so qualified shall not be true in any material respect, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer; or

  (g) the Company shall have failed in any material respect to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement; or

  (h) any person acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 30% of the outstanding Company Common Stock (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act); or

  (i) the Merger Agreement shall have been terminated in accordance with its terms; or

  (j) there shall have occurred and be continuing (i) any suspension of, or limitation on prices for, trading in securities on NASDAQ or (ii) any limitation by any governmental authority on the extension of credit by banks or other lending institutions or banking moratorium or any suspension of payments in respect of banks, which materially affects the ability of Parent or Purchaser to pay for the Company Common Stock;

which in the reasonable judgment of Parent in any such case makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or Purchaser not in violation of the Merger Agreement) and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

16. CERTAIN LEGAL MATTERS.

  General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Purchaser's business or that certain parts of the Company's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15.

  United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Purchaser's obligation to accept Shares for payment.

  Pursuant to the HSR Act, Parent filed a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on April 30, 1999. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on May 15, 1999, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

  European Antitrust Approval. Under Council Regulation (EEC) No. 4064/89, the Offer and the Merger may not be consummated until the European Commission has granted its approval thereof. Parent expects to file the requisite notification with respect to the Offer and the Merger with the European Commission on May 7, 1999. Approval will be deemed granted upon it being established, in terms satisfactory to Purchaser, that it is not the intention of the European Commission to initiate proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 or to make a referral to a competent authority under Article 9(1) thereof in connection with the proposed acquisition of the Company by Purchaser or any matter arising therefrom.

  Foreign Approvals. The Company owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Parent or Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or impair Parent, Purchaser or the Company or any of their respective affiliates, following consummation of the Offer or Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See Section 15.

  Federal Reserve Board Regulations. Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Parent and Purchaser will attempt to ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

  State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors and a disinterested Committee of the Board of Directors have approved the Merger Agreement and Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

  Based on information supplied by the Company, Purchaser does not believe that any state takeover laws apply to the Offer or the Merger and neither it nor Parent has complied with any state takeover laws.

  If it is asserted that one or more state takeover laws applies to the Offer or the Merger and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

  Exon-Florio. Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States ("CFIUS"), which is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

  A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. Parent and Purchaser do not believe that the Offer or the Merger threatens to impair the national security of the United States and do not intend to notify CFIUS of the proposed transaction.

17. FEES AND EXPENSES.

  Warburg Dillon Read is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser in connection therewith. Parent has agreed to pay reasonable and customary compensation for its services as financial advisor in connection with the Offer, and to reimburse Warburg Dillon Read for its out-of-pocket expenses. Warburg Dillon Read will not receive any compensation for its services as Dealer Manager, but will be reimbursed for all out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, associated with it acting as Dealer Manager. Parent and Purchaser agreed to indemnify Warburg Dillon Read against certain liabilities and expenses in connection with the Offer and the Merger, including liabilities under the federal securities laws.

  Purchaser has also retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. Purchaser has agreed to pay the Information Agent $7,500 for such services, plus reimbursement of out-of-pocket expenses and has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

  Purchaser has agreed to pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

  Purchaser and Parent have filed with the SEC a Statement on Schedule l4D-1 pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement on Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and NASDAQ in the manner set forth in Section 8.

  No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          TI Automotive Systems, Inc.
May 4, 1999

                                  SCHEDULE A

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

  1. Directors and Executive Officers of Parent. The following table sets forth the name, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of TI Group plc. Unless otherwise indicated, each such person is a citizen of the United Kingdom, the business address of each person is 50 Curzon Street, London W1Y 7PN, England, each occupation set forth opposite an individual's name refers to employment with TI Group plc and each person has held such occupation for at least the past five years.

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
 NAME; BUSINESS ADDRESS;     OTHER MATERIAL OCCUPATIONS,
 CITIZENSHIP                 OFFICES OR EMPLOYMENTS HELD DURING LAST FIVE YEARS
 -----------------------     --------------------------------------------------
 Sir Christopher Lewinton    Chairman of the Board of Directors of TI Group plc
  Citizen of U.S.A. and U.K. since 1989; Chief Executive of the Board of
                             Directors of TI Group plc from 1986 until 1997;
                             non-executive Director of Reed International plc
                             from 1990 to 1999 and of Reed Elsevier plc from
                             1993 to 1999; member of the Supervisory Board of
                             Mannesman AG since 1996; non-executive director of
                             Young & Rubicam Inc. since 1999.
 John M. Hignett             Deputy Chairman of the Board of Directors of TI
                             Group plc since 1993; Non-Executive Director of TI
                             Group plc since 1989; Chairman, Audit &
                             Organisation and Remuneration Committees; Director
                             of Schroders Income Growth Fund plc; Director,
                             Glaxo (Bermuda) Ltd. since 1989; Director, Glaxo
                             Trading Bermuda since 1989; Director, Glaxo
                             Insurance Bermuda since 1988; Director, Glaxo
                             Finance Bermuda since 1988; Director, Glaxo
                             Trustees Ltd. until 1995; Director, Clarges
                             Pharmaceuticals Trustees Ltd. until 1995;
                             Director, London American Growth Trust from until
                             1996; Director, The Emerging World Trust Fund
                             until 1996; Director; Alfred McAlpine plc until
                             1998; Director, Sedgwick Group plc from 1993 to
                             1999.
 Sir Colin Chandler          Member of the Board of Directors of TI Group plc
  Vickers plc                since 1992; Member, Audit & Organisation and
  Vickers House              Remuneration Committees; non-executive Chairman,
  2 Bessborough Gardens      Vickers plc since 1999; Executive Chairman,
  London SW1V 2JE            Vickers plc, from 1998 to 1999; Executive Chairman
                             and Chief Executive, Vickers plc, from 1997 to
                             1998; Chief Executive, Vickers plc, from 1992 to
                             1997; Director, Vickers plc, since 1989; Director,
                             Guardian Royal Exchange plc since 1995; Director,
                             Siemens Plessey Electronic Systems Ltd. until
                             1995; Formerly Head of Defense Export Services,
                             Ministry of Defense of the United Kingdom.
 John M. Harris              Member of the Board of Directors of TI Group plc
  Citizen of U.S.A.          since 1991; Member, Organisation and Remuneration
  Forum Corporation          Committee; Managing Director, formerly President,
  1 Exchange Place           of the Forum Corporation; Previously President and
  Boston, MA 02109           Chief Executive Officer, Rockefeller Financial
                             Service Inc. until 1994; President of the European
                             Operations of Booz Allen and Hamilton.
 Rudolf G. Mueller CBE       Member of the Board of Directors of TI Group plc
  Citizen of Switzerland     since 1996; Member, Organisation and Remuneration
  Chiltern Group             Committee; Chairman of Chiltern Group since 1998;
  Sceptre House              Member of the Board of International Management
  169/173 Regent Street      Institute, Kiev since 1993; Director of London
  London W1R 7FB             First since 1996; Director of Lend Lease
                             Corporation Ltd.; Director, Chelveton Properties
                             Ltd.; Director of International Stock Exchange of
                             United Kingdom until 1995; Director of Republic of
                             Ireland Ltd. until 1995; Director of SBG
                             (Deutschland AG) until 1998; Director of UBS and
                             subsidiaries until 1998; Director of Royal Opera
                             House from 1992 until 1998; Director of Tenhe
                             Mining Corporation from 1997 to 1998.

                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                        OTHER MATERIAL OCCUPATIONS,
 NAME; BUSINESS         OFFICES OR EMPLOYMENTS HELD DURING LAST FIVE
 ADDRESS; CITIZENSHIP   YEARS
 --------------------   ----------------------------------------------
 Sir Nigel Broomfield   Member of the Board of Directors of TI Group plc
  Bracken               since 1998; Member, Audit Committee; non-
  Brackheath            executive Director of Foreign & Colonial German
  Guildford             Investment Trust since 1997; Formerly British
  Surrey GU4 8RD        Ambassador to the Federal Republic of Germany
                        until 1997; Trustee, the Dresden Trust.
 William J. Laule       Member of the Board of Directors of TI Group plc
  Citizen of the U.S.A. since 1995; Chief Executive of TI Group plc since
                        1998; previously held Chief Executive position at
                        Bundy International from 1994 to 1998; President,
                        Bundy North America from 1993 to 1994; Member,
                        Chairman's Committee; Director of National
                        Association of Manufacturers of the USA.
 Martin D. Angle        Member of the Board of Directors of TI Group plc
                        and Group Finance Director since 1997; Member,
                        Chairman's Committee; Chartered Accountant;
                        former Group Director of Dresdner Kleinwort
                        Benson Ltd. and member of the Board of Directors
                        of Dresdner Kleinwort Benson (North America) Inc.
                        until 1997; former Head of International
                        Corporate Finance at Dresdner Kleinwort Benson
                        from 1992 to 1995.
 David P. Lillycrop     Member of the Board of Directors of TI Group plc
                        since 1998; General Counsel since 1997 and Group
                        Secretary since 1991; Chairman, TI Pension
                        Trustee Ltd.; Barrister.
 James L. Roe           Member of the Board of Directors of TI Group plc
                        since 1994; Director, Strategic Development since
                        1986.

 John Langston          Member of the Board of Directors of TI Group and
                        Chief Executive of Forsheda since 1998; former
                        Chief Executive of Bundy Corporation from 1997 to
                        1998; Managing Director of Bundy Europe from 1994
                        to 1997.
 T. Allan Welsh         Director of TI Automotive Systems, Inc.; Member
                        of the Board of Directors of TI Group and Chief
                        Executive, Bundy, since 1999; Formerly a Director
                        of T&N plc and former Chief Executive Officer of
                        T&N Piston Products Group and T&N Bearings Group.

  2. Directors and Executive Officers of Purchaser. The following table sets forth the name, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and officer of Purchaser. Unless otherwise indicated, each such person is a citizen of the United Kingdom and the business address of each person is 50 Curzon Street, London W1Y 7PN, England.

                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME; BUSINESS OR      MATERIAL POSITIONS HELD DURING THE PAST FIVE
 RESIDENCE ADDRESS      YEARS
 -----------------      --------------------------------------------
 William J. Laule       Director and President of TI Automotive Systems,
  Citizen of U.S.A.     Inc. Member of the Board of Directors of TI Group
                        plc since 1995; Chief Executive of TI Group plc
                        since January 1998; previously held Chief
                        Executive position at Bundy International from
                        1994 to 1998; President of Bundy North America
                        from 1993 to 1994; Member, Chairman's Committee;
                        Director of National Association of Manufacturing
                        Ltd.
 T. Allan Welsh         Director of TI Automotive Systems, Inc.; Member
                        of the Board of Directors of TI Group and Chief
                        Executive, Bundy, since 1999; Formerly a Director
                        of T&N plc and former Chief Executive Officer of
                        T&N Piston Products Group and T&N Bearings Group.

 NAME; BUSINESS OR  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 RESIDENCE ADDRESS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 -----------------  --------------------------------------------------
 Guy Norris         Vice President of TI Automotive Systems, Inc. since 1999;
                    Deputy Group Secretary of TI Group plc since 1998;
                    Consultant of Foster, Baxter & Cookse from 1997 to 1998;
                    Group Secretary of Lucas Varity plc from 1996 to 1997;
                    Secretary, Group Lawyer of Lucas Industries plc from 1994
                    to 1996.
 Nicholas Moore     Treasurer of TI Automotive Systems, Inc. since April 1999;
                    Group Treasurer of TI Group plc since 1990.
 Ralph Kessler      Secretary of TI Automotive Systems, Inc. since April 1999;
  Citizen of U.S.A. Senior Vice President of Legal Affairs of TI Group Inc.
  375 Park Avenue   since January 1998; Vice President of Legal Affairs of TI
  New York, NY      Group Inc. from June 1988 to December 1997; Secretary of TI
  10152             Group Inc. since June 1988.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                                CITIBANK, N.A.

         By Mail:           By Overnight Courier:             By Hand:



      CITIBANK, N.A.            CITIBANK, N.A.             CITIBANK, N.A.
       P.O. BOX 685              915 Broadway          Corporate Trust Window
   Old Chelsea Station            5th Floor             111 Wall Street, 5th
    New York, NY 10113        New York, NY 10010               Floor
                                                         New York, NY 10043

          By Facsimile Transmission (For Eligible Institutions Only):

                                (212) 505-2248

                Confirm Receipt of Facsimile by Telephone Only:

                                (800) 270-0808

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          INNISFREE M&A INCORPORATED

                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                     The Dealer Manager for the Offer is:

                          [LOGO] Warburg Dillon Read

                                299 Park Avenue
                           New York, New York 10171
                                (212) 821-2875